Exhibit 4.1

AMENDED AND RESTATED TERM NOTE

$5,000,000	July 13, 2007

FOR VALUE RECEIVED, CLEARPOINT BUSINESS RESOURCES, INC. (the “Borrower”) hereby unconditionally promises to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY (the “Lender”) at the office of MANUFACTURERS AND TRADERS TRUST COMPANY (the “Administrative Agent”) located at 601 Dresher Road, Horsham, PA 19044, the sum of FIVE MILLION DOLLARS ($5,000,000). In addition, the Borrower agrees to make principal payments on this Note on the dates specified in the Credit Agreement (as defined below) and in the amounts determined in accordance with the provisions thereof, including any outstanding principal and accrued interest being due and payable on the Term Loan Maturity Date. The Borrower further agrees to pay interest accrued on the unpaid principal amount outstanding hereunder from time to time from the date hereof at such office in the amounts, at the rates and on the dates specified in the Credit Agreement, together with all other costs, fees and expenses as provided in the Credit Agreement.

The holder of this Note is authorized to endorse on Schedule 1 annexed hereto and made a part hereof, or on a continuation thereof which shall be attached hereto and made a part hereof, the respective date, Type and the amount of the Term Loan made by the Lender to the Borrower, each continuation thereof, each conversion of all or portion thereof to another Type, the date and amount of all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof, and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto, or to otherwise record such information on its internal records, and any such endorsement or recordation shall constitute prima facie evidence of the accuracy of the information so endorsed or recorded; provided, however, that the failure to make any such endorsement or recordation (or any error in such endorsement or recordation) shall not affect the obligations of the Borrower to make payments of principal, interest and other amounts outstanding in accordance with the terms of this Note and the Credit Agreement.

Capitalized terms used herein without definition shall have the meanings given in the Credit Agreement, dated as of February 23, 2007, among the Borrower, the Administrative Agent, and the Lenders party thereto (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). This Note is one of the Term Notes referred to in, evidences indebtedness incurred under, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain events, for optional or mandatory prepayments of the principal hereof prior to the maturity thereof, for a higher rate of interest hereunder upon the occurrence of an Event of Default and the continuance thereof and for the amendment or waiver of certain provisions of the Credit Agreement.

This Note shall be deemed to be in complete substitution for and replacement of, and not a repayment of, the Term Note dated February 23, 2007 made by the Borrower payable to order of the Lender (the “Prior Note”), and all interest accrued and unpaid under such Prior Note shall be deemed evidenced by this Note and payable hereunder. The execution and delivery of this Note shall not be construed (a) to have constituted repayment of any amount of principal or interest on the Prior Note, or (b) to release, cancel, terminate or otherwise impair all or any part of any Lien granted to the Lenders or the Administrative Agent as collateral security for the Prior Note.

Upon the occurrence and continuance of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

The Borrower acknowledges that it has read and understood all the provisions of this Note, and has been advised by counsel as necessary or appropriate.

[SIGNATURE PAGE TO FOLLOW]

WITNESS the due execution hereof as a document under seal, as of the date first written above with the intent to be legally bound hereby.

CLEARPOINT BUSINESS RESOURCES, INC.

By:	/s/ Chris Ferguson
Name:	Chris Ferguson
Title:	President

S-1

Schedule 1

Loans, Conversions and Payments

Payments
Date	Amount of Loan	Interest Rate	Interest Period	Principal	Interest	Unpaid Balance of Note	Notation Made By